EXHIBIT 11


                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)




                                                            Thirteen Weeks Ended
                                                             May 30,     May 31,
                                                              1998        1997
                                                             ------      ------
Basic
-----

Average shares outstanding                                    26,072      25,958
                                                             =======     =======
Net income                                                   $ 5,729     $ 4,491
                                                             =======     =======
Per share amount                                             $   .22     $   .17
                                                             =======     =======

Diluted
-------

Average shares outstanding                                    26,072      25,958
Net effect of dilutive stock options                             433         378
                                                             -------     -------

Total                                                         26,505      26,336
                                                             =======     =======
Net income                                                   $ 5,729     $ 4,491
                                                             =======     =======
Per share amount                                             $   .22     $   .17
                                                             =======     =======


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